Exhibit 23.5

CONSENT OF EXPERT

In connection with the Registration Statement on Form S-4 and any amendment thereto (the “Form S-4”) of Barrick North America Finance LLC, I, Robert Krcmarov, hereby consent to the use of my name in connection with the references to the scientific and technical information relating to Barrick Gold Corporation’s mineral properties contained in or incorporated by reference on the Form S-4.

Date: June 23, 2011	By:	/s/ Robert Krcmarov
Robert Krcmarov